As filed with the Securities and Exchange Commission on May 7, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BECTON, DICKINSON AND COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	22-076120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Becton Drive
Franklin Lakes, NJ 07417
(201) 847-6800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

BD 401(k) PLAN
(Full title of the plan)
Stephanie M. Kelly
Chief Securities and Governance Counsel, Corporate Secretary
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
(201) 847-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards.	☐

EXPLANATORY NOTE
Becton, Dickinson and Company (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register 200,000 additional shares of common stock, par value $1.00 per share, of the Registrant (“Common Stock”) available for issuance under the BD 401(k) Plan (formerly known as the Becton, Dickinson and Company Savings Incentive Plan (the “Plan”)). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
On March 9, 1990, the Registrant filed a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) to register 1,015,916 shares of Common Stock for issuance under the Plan (SEC File No. 33-33771) (the “Original Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Original Registration Statement relating to the Plan, including any amendments thereto or filings incorporated therein, are incorporated by reference into this Registration Statement to the extent not otherwise amended or superseded by the contents hereof.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of this Part I is omitted in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements, in accordance with Rule 424 under the Securities Act. Such document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8 and the Original Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
This Registration Statement incorporates by reference the Original Registration Statement and the following documents filed by the Registrant with the SEC but not included or delivered with this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed on November 25, 2025 (the “2025 Annual Report”);
(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2025 and March 31, 2026, filed on February 9, 2026 and May 7, 2026, respectively;
(c)
the Registrant’s Current Reports on Form 8-K filed on October 15, 2025, November 17, 2025, December 1, 2025, January 6, 2026, January 30, 2026, February 5, 2026, February 9, 2026, February 10, 2026, February 25, 2025, April 9, 2026, April 29, 2026 and May 7, 2026, in each case, other than information furnished under Item 2.02 or 7.01 of Form 8-K;

(d)
the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2026 annual meeting of stockholders filed on December 18, 2025 that are incorporated by reference into the 2025 Annual Report;

(e)	the description of the Common Stock, which was filed as Exhibit 4(z) to the 2025 Annual Report, including any amendment or report filed for the purpose of updating such description; and
(f)	the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2024.
We are also incorporating by reference all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (excluding any documents or portions of and such documents that are furnished under Items 2.02 or 7.01 of Form 8-K and any related exhibits) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. The additional information incorporated by reference is a part of this Registration Statement from the date of filing of those documents.
Any statement contained in a document incorporated by (or deemed incorporated by) reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
The information relating to the Registrant contained in this Registration Statement should be read together with the information in the documents incorporated by reference herein.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
The validity of the securities has been passed upon by Polsinelli PC.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 3-5 of Title 14A of the New Jersey Business Corporation Act, as amended (the “NJBCA”), stipulates that, unless limited by its certificate of incorporation, by-laws, a resolution of its board of directors or of its shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in a proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled, a New Jersey corporation has the power to indemnify a corporate agent against expenses and liabilities in connection with any proceeding, including any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of being or having been such corporate agent, if such agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. However, in a proceeding by or in the right of the corporation, no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court or the court in which such proceeding was brought determines upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the New Jersey Superior Court or such other court shall deem proper. Unless otherwise provided in the corporation’s organizational documents, the determination that the corporate agent is eligible for indemnification pursuant to the NJBCA shall be made: (1) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; (2) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or (3) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.
The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA does not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that such agent’s acts or omissions: (1) were in breach of such agent’s duty of loyalty to the corporation or its shareholders; (2) were not in good faith or involved a knowing violation of law; or (3) resulted in receipt by the corporate agent of an improper personal benefit.
The Registrant’s restated certificate of incorporation provides that, to the full extent that applicable law permits the limitation or elimination of the liability of directors, no director or officer will be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders.
The Registrant’s bylaws provide that, to the full extent that applicable law permits the limitation or elimination of the liability of any corporate agent, the Registrant will indemnify any corporate agent involved in any proceeding by reason of the fact that such agent is, or was, a corporate agent of the Registrant. The reasonable expenses incurred by a director or officer in defending or investigating a proceeding will be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of an undertaking (reasonably satisfactory to the Registrant) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.
Any indemnification under the Registrant’s bylaws will be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the corporate agent is proper in the circumstances, because such person has met the applicable standard of conduct set forth in the NJBCA. With respect to directors or officers of the Registrant, such determination shall be made: (1) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum; (2) if there are no such directors, or if such directors so direct, in a written opinion by independent legal counsel designated by the board of directors; or (3) by the shareholders. With respect to all other corporate agents and unless otherwise directed by the board of directors, such determination may be made by the Registrant’s general counsel.
The Registrant maintains a standard policy of officers’ and directors’ liability insurance.
The foregoing is only a general summary of certain aspects of New Jersey law and the Registrant’s restated certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the NJBCA referenced above and the restated certificate of incorporation and bylaws of the Registrant.

ITEM 8. EXHIBITS.

Exhibit Number	Exhibit Description
3.1	Restated Certificate of Incorporation of Becton, Dickinson and Company (as restated January 30, 2019) (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2018).
3.2	Certificate of Designation of Series D Junior Participating Redeemable Preferred Stock, effective as of January 30, 2026 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 5, 2026).
3.3	By-laws, as amended as of April 28, 2026 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on April 29, 2026).
5.1	Opinion of Polsinelli PC (filed herewith).
5.2	Internal Revenue Service Determination Letter that the Plan is qualified under Section 401 of the Internal Revenue Code, dated March 7, 2023 (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Polsinelli PC (included in Exhibit 5.1 filed herewith).
24	Powers of Attorney (included on signature page of this Registration Statement).
107.1	Filing fee table (filed herewith).

ITEM 9. UNDERTAKINGS.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, State of New Jersey, on May 7, 2026.

BECTON, DICKINSON AND COMPANY
By:	/s/ Stephanie M. Kelly
Stephanie M. Kelly
Chief Securities and Governance Counsel, Corporate Secretary

POWERS OF ATTORNEY
Each person whose signature appears below constitutes and appoints Thomas E. Polen, Lanesha Minnix and Stephanie M. Kelly, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date
/s/ Thomas E. Polen	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	May 7, 2026
Thomas E. Polen
/s/ Vitor Roque	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 7, 2026
Vitor Roque
/s/ Pamela Spikner	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 7, 2026
Pamela Spikner
/s/ William M. Brown	Director	May 7, 2026
William M. Brown
/s/ Carrie L. Byington	Director	May 7, 2026
Carrie L. Byington
/s/ R. Andrew Eckert	Director	May 7, 2026
R. Andrew Eckert
/s/ Gregory J. Hayes	Director	May 7, 2026
Gregory J. Hayes
/s/ Jeffrey W. Henderson	Director	May 7, 2026
Jeffrey W. Henderson
/s/ Robert L. Huffines	Director	May 7, 2026
Robert L. Huffiness
/s/ Christopher Jones	Director	May 7, 2026
Christopher Jones
/s/ Timothy M. Ring	Director	May 7, 2026
Timothy M. Ring
/s/ Bertram L. Scott	Director	May 7, 2026
Bertram L. Scott
/s/ Joanne Waldstreicher	Director	May 7, 2026
Joanne Waldstreicher
/s/ Jacqueline Wright	Director	May 7, 2026
Jacqueline Wright

Pursuant to the requirements of the Securities Act of 1933, as amended, the plan administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, State of New Jersey, on May 7, 2026.

Becton, Dickinson and Company BD 401(k) Plan

By:	/s/ Kristi Payne
Name:	Kristi Payne
Title:	Authorized Signatory